                                                            Exhibit 23(c)



                            Independent Auditors' Consent




The Board of Directors and Shareholders
Tappan Zee Financial, Inc.:


We consent to the use of our report dated April 28, 1998 on the consolidated balance sheets of of Tappan Zee Financial, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended March 31, 1998, which report is included in the Form S-4 filed by U.S.B. Holding Co., Inc., and to the reference to our firm under the heading "Experts".



/s/ KPMG Peat Marwick LLP

Short Hills, New Jersey
July 13, 1998